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                                                              Exhibit 99.(d)(11)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT
                             DATED AS OF MAY 3, 2007

         WHEREAS, J.P. Morgan Investment Management, Inc. (the "Sub-Adviser") acts as sub-adviser to the International Fund (the "Fund"), a series of First American Investment Funds, Inc. ("FAIF"), pursuant to an Investment Sub-Advisory Agreement dated December 9, 2004 (the "Effective Date"), between FAF Advisors, Inc. (formerly, U.S. Bancorp Asset Management) (the "Adviser") and the Sub-Adviser (the "Sub-Advisory Agreement"); and

         WHEREAS, on the Effective Date, Section 11 of the Sub-Advisory Agreement provided that the Sub-Advisory Agreement would be terminable, without penalty, on 90-days' written notice (the date of termination could be less than or more than 90 days after the written notice of termination so long as the duration of the notice period was agreed upon by the Adviser and Sub-Adviser) by the Adviser, by FAIF's board of directors (the "Board"), or by the Sub-Adviser, and would immediately terminate upon termination of the Investment Advisory Agreement between FAIF and the Adviser (the "Advisory Agreement"); and

         WHEREAS, after such Effective Date, the Adviser and Sub-Adviser entered into a Letter of Agreement, dated March 28, 2007 (the "Letter Agreement"), which provided that the Sub-Advisory Agreement would be terminable, under Section 11, without penalty, on 60-days' written notice (the date of termination to be less than 60 days after the written notice of termination so long as the duration of the notice period was agreed upon by the Adviser and Sub-Adviser) by the Adviser, by the Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Adviser, and would immediately terminate upon termination of the Advisory Agreement; and

         WHEREAS, the Board has approved and authorized that the terms of
Section 11 of the Sub-Advisory Agreement be modified to the extent necessary to reflect the terms of the Letter Agreement.

         NOW, THEREFORE, the Adviser and Sub-Adviser, intending to be legally bound, agree that Section 11 of the Sub-Advisory Agreement shall be replaced, in its entirety, with the following:

         This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Corporation's Board or (ii) a vote of a "majority" (as defined in the Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Corporation's Board who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Adviser and Sub-Adviser) by the Adviser, by the Corporation's Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the advisory agreement between the Corporation and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the Act).

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      IN WITNESS WHEREOF, the Adviser and Sub-Adviser have caused this instrument to be executed as of the date first above written by their duly authorized officers.

FAF ADVISORS, INC.                      J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:      /s/ Joseph M. Ulrey, III       By:    /s/ David Warsoff
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Name:    Joseph M. Ulrey, III           Name:  David Warsoff
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Title:   Chief Financial Officer        Title: Vice President
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